REIMBURSEMENT AGREEMENT

by and among

DNA COMPUTING SOLUTIONS, INC.

TERAFORCE TECHNOLOGY CORPORATION

and

Richard E. Bean
Robert E. Garrison II
Steven A. Webster
James Hawkins
Peter Badger
John Styles
Donald Campbell

Dated as of January 26, 2005

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT dated as of January 26, 2005, (the “Agreement), is made by and between TERAFORCE TECHNOLOGY CORPORATION, a Delaware corporation ( “TERA”), DNA COMPUTING SOLUTIONS, INC, a Delaware corporation and a wholly-owned subsidiary of TERA (“DNA-CS”) (TERA and DNA-CS collectively referred to as the Companies) and Richard E. Bean, an individual residing in Texas, Robert E. Garrison II, an individual residing in Texas, Steven A. Webster, an individual residing in Texas, James Hawkins, an individual residing in Texas, Peter Badger, an individual residing in Texas, Donald Campbell, an individual residing in Texas, and John Styles, an individual residing in Texas ( each individual a “Guarantor” and collectively the “Guarantors”) (the TERA, DNA-CS and Guarantors collectively referred to as the “Parties”)

W I T N E S S E T H:

WHEREAS, the Companies contemplate entering into a loan agreement with First Capital Bank (the “Bank”) providing for the loan of up to $550,000 to DNA-CS (the “January Loan Agreement”) ; and

WHEREAS, the Companies previously entered into a loan agreement with the Bank dated July 30, 2004 providing for the loan of up to $575,000 to DNA-CS (the “July Loan Agreement”); and

WHEREAS, in order to enter into the July Loan Agreement the bank required the Guarantors to provide limited guarantees aggregating $776,250 and the Guarantors provided these limited guarantees pursuant to a Reimbursement Agreement dated July 27, 2004 among the Parties; and,

WHEREAS, the Companies previously entered into a loan agreement with the Bank dated October 22, 2004 providing for the loan of up to $600,000 to DNA-CS (the “October Loan Agreement”); and

WHEREAS, in order to enter into the October Loan Agreement the bank required the Guarantors to provide limited guarantees aggregating $810,000 and the Guarantors provided these limited guarantees pursuant to a Reimbursement Agreement dated October 22, 2004; and

WHEREAS, DNA-CS have granted the Bank a security interest in certain assets, including accounts receivable, fixed assets, intellectual property and inventories; and

WEREAS, in order to enter into the January Loan Agreement the Bank has required the Guarantors to provide joint and several guaranties; and

WHEREAS, in order to induce the Bank to enter into the January Loan Agreement, each Guarantor has executed a guarantee to secure the loan there under in the amount as indicated in Schedule I (the “Guarantee”); and

WHEREAS, the Bank shall provide Advances (as hereinafter defined) to the DNA-CS in accordance with the provisions of the January Loan Agreement and shall be entitled to make demand upon the Guarantors pursuant to the provisions of the Guarantees in the case of an Event of Default (as defined in the January Loan Agreement) by the Companies under the January Loan Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the Companies and the Guarantors covenant and agree as follows:

ARTICLE I

GENERAL TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Advances” shall mean an advance of funds under and subject to the terms and conditions of the January Loan Agreement provided that the principal amount outstanding shall never exceed the Loan Maximum.

“Agreement” shall have the meaning specified in the preamble.

“Associated Expenses” shall mean the expenses associated with recovering the Guarantor Advances, excluding the Guarantor Advances and interest thereon.

“Bank” shall have the meaning set forth in the recitals.

“Common Stock” shall mean the common stock, par value $0.01, of TERA.

“Demand for Reimbursement” shall have the meaning specified in Section 3.2(a).

“Governmental Authority” means any United States or foreign federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Guarantor Advance” shall mean the amount of money advanced by the Guarantor to the Bank pursuant to a demand for payment by the Bank on the Guarantee.

“Guarantor” and “Guarantors” shall have the meanings specified in the preamble.

“Guarantee” shall have the meaning set forth in the recitals.

“Guarantor’s Percentage ” shall mean the amount of a Guarantor’s Guarantee divided by the aggregate amount of Guarantees provided by the Guarantors as indicated on Schedule I.

“Loans” shall mean the Companies’ obligations pursuant to the January, Loan Agreement, the October Loan Agreement and the July Loan Agreement.

“Loan Documents” shall mean the January Loan Agreement and all exhibits and related documents thereto, as they may be amended, extended or modified from time to time, including, without limitation, a promissory note.

“Loan Maximum” shall mean the principal amount outstanding of $550,000.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

“Registration Rights Agreement” shall have the meaning specified in Section 4.3.

“Reimbursement Obligation” shall have the meaning specified in Section 3.2(a).

“Related Documents” shall mean the Warrants and the Registration Rights Agreement.

“Warrants” shall have the meaning specified in Section 4.1.

Section 1.2. Interpretation.

(a) In this Agreement:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes each other gender;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) reference to any Person includes such Person’s heirs, administrators, successors and assigns but, if applicable, only if such heirs, administrators, successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this sub clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to the Note includes any Note issued pursuant hereto in extension or renewal hereof and in substitution or replacement here for;

(vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

(vii) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;

(viii) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to, but excluding”;

(ix) reference to any law means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

(b) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

ARTICLE II

THE GUARANTIES

Section 2.1 Guarantees. On the terms and subject to the terms hereof, each Guarantor agrees to provide the Guarantee in substantially the form as in Exhibit A.

ARTICLE III

ASSUMPTION OF LOAN, REIMBURSEMENT

Section 3.1 Assumption of Loan. Should the Guarantors be required to make payment to the Bank pursuant to the Guarantee, the Companies hereby consent to the assumption of the January Loan Agreement the Guarantors, including all collateral rights. The Companies will use their best efforts to facilitate such assumption.

Section 3.2. Reimbursable Amounts and Other Payments

(a) Amounts. Should the Guarantors not elect to, or be unable for any reason to, assume the January Loan Agreement, the Companies shall reimburse each Guarantor the amount paid by the Guarantor to the Bank equal to the amount of his Guarantor Advance and any interest, taxes, fees, charges or other costs and expenses incurred by Guarantor in connection with such payment (the “Reimbursement Obligation”). Each such Reimbursement Obligation shall be paid by the Companies to Guarantor promptly upon written demand from Guarantor (“Demand for Reimbursement”), but in no event later than thirty (30) days after such demand. Each such Demand for Reimbursement, in order to be valid, shall be accompanied by sufficient documentation, such as copies of documents provided by the Bank to the Guarantors, supporting the amount of the Reimbursement Obligation.

(b) Interest. The Company shall pay interest on any and all amounts remaining unpaid under Section 3.1(a) at any time from the date such amounts become payable until paid in full, payable on demand, at simple interest at the prime rate established by Bank One, N.A., plus 2.0% per annum (or, if less, the highest rate permitted under applicable law). The Guarantors may, at their election, receive interest payments in shares of Common Stock. The number of shares of Common Stock to be issued shall be determined by dividing the amount of the interest payment by $0.16, or such lesser amount as may be determined pursuant to Section 4.2 herein.

(c) Currency. All payments by the Company to Guarantor shall be made in lawful currency of the United States of America and in immediately available funds at, and pursuant to, such instructions as Guarantor may from time to time give.

Section 3.3 Obligations Absolute.

(a) The DNA-CS’s obligations under this Article III shall be absolute and unconditional irrespective of any set-off, counterclaim, or defense to payment which the Company may have or have had against the Bank.

(b) The DNA-CS hereby agrees that Guarantor shall not be responsible for, and the Reimbursement Obligations shall not be affected by, among other things,

(i) the validity or genuineness of documents or of any endorsements thereon even though such documents shall prove to be invalid, fraudulent, or forged;

(ii) any dispute between the DNA-CS, TERA and the Bank; or

(iii) any claims whatsoever of the DNA-CS or TERA against the Bank.

(c) Guarantor shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, howsoever transmitted, in connection with the Guaranty, except for errors or omissions caused by Guarantor’s primary negligence or willful misconduct.

(d) The Companies agrees that any action taken or omitted by the Guarantor in connection with the Guaranty, provided Guarantor’s actions are not the result of Guarantor’s primary negligence, willful misconduct, or breach of contractual obligations, shall be binding on the DNA-CS and TERA and shall not result in any liability to Guarantor.

Section 3.4 Indemnity In addition to the rights and obligations set forth in Section 3.2(a), the Companies hereby agrees to indemnify and hold harmless Guarantor, and each of his respective successors, heirs and assigns, from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable attorneys fees) which Guarantor may incur by reason of or in connection with the issuance, execution and delivery or transfer or payment or failure to pay the Guarantee except to the extent of the primary negligence or willful misconduct of Guarantor, or as may be attributable to Guarantor’s breach of his obligations under this Agreement.

Section 3.5 Agreement Among Guarantors Upon the Bank invoking any or all of the Guarantees, each Guarantor shall fund an amount equal to the total amount of payments made to the Bank times his Guarantor’s Percentage. Should any Guarantor’s Guarantor Advance be in excess of this amount, the other Guarantors shall reimburse that Guarantor such that each Guarantor Advance is proportionate to each Guarantor’s Percentage. Such reimbursement shall be made within 30 days of a demand from another Guarantor

ARTICLE IV
CONVERSION RIGHTS AND WARRANTS

Section 4.1. Warrants. As an inducement to enter into this Agreement, TERA agrees to issue to the Guarantors Warrants to purchase an aggregate of 6,875,000 shares of Common Stock at an exercise price per share of $0.17, the form of which is attached as Exhibit B (the “Warrants”). Each Guarantor shall receive Warrants to purchase a number of shares of Common Stock equal to the aggregate number of Warrants times his Guarantor’s Percentage.

Section 4.2 Conversion Rights. As long as any Loans are outstanding or DNA-CS is able to incur Loans under the January Loan Agreement, each Guarantor shall have the right to purchase a number of shares of Common Stock equal to his proportionate share of the Loan Maximum divided by $0.16. Proceeds from the issuance of such shares of Common Stock shall be utilized by TERA to repay amounts outstanding under the January Loan Agreement and cause the Bank to release Guarantees underlying the amount of the Loan repaid. The Companies will undertake such procedures to ensure the Guarantor that the Guarantee will be released immediately upon the purchase of the shares of Common Stock. Further, each Guarantor shall have the right to covert any Reimbursement Obligation into a number of shares of Common Stock equal to the amount of the Reimbursement Obligation divided by $0.16. The Companies shall give the Guarantors not less than 30 days notice of the intent to repay the Loans and obtain the release of the Guarantees. Should the Guarantors be required to make payment to the Bank pursuant to the Guaranties, the price per share used in determining the number of shares of Common Stock that may be purchased shall be adjusted to 85% of the average trading price of the Common Stock for the 10 days prior to such payment, provided such price is less than $0.16.

Section 4.3. Registration Rights. The TERA further agrees to grant the registration rights to register the resale of the shares of Common Stock to be issued pursuant to the Conversion Rights and the Warrants and the in accordance with the Registration Rights Agreement attached hereto as Exhibit C (the “Registration Rights Agreement”).

Section 4.4. Subsequent Financings. Should TERA, at any time while the Guarantees are outstanding, issue Common Stock at a price per share less than $0.16, or issue warrants or convertible securities that provide for an exercise or conversion price of less than $0.16 per share, then the conversion rate in Sections 3.2(b) and 4.2 and the Warrant exercise price in Section 4.1 above shall be reduced to such lesser amount and the exercise price of the warrants shall be reduced to such lesser amount.

Section 4.5 Sharing of Consideration. Should any Guarantor be required to make a Guarantor Advance in an amount in excess of an amount equal to the Loan Maximum times his Guarantor’s Percentage and does not receive reimbursement from the other Guarantors pursuant to Section 3.5 of this Agreement and within the time frame required by Section 3.5, that Guarantor shall receive additional Warrants and Conversion Rights proportionate with the amount of such excess funding. Any Guarantor not making reimbursement to other Guarantors pursuant to Section 3.5 of this Agreement shall forfeit Warrants and Conversion Rights proportionate to the amount of reimbursement not made.

Section 4.6 First Right of Refusal. The Guarantors shall have the first right of refusal to provide TERA with additional financing in the amount of $800,000 for a period of 30 days following the closing of the January Loan. The terms and conditions of such additional financing shall be no less favorable, taken as a whole, to TERA than those offered to TERA by a third party in a bone fide offer. Upon the mutual agreement of TERA and the Guarantors, the amount of the additional financing may be increased to $1,300,000, provided that the proceeds of which are used to repay any amounts outstanding under the January Loan. The Guarantors agree and acknowledge that up to $300,000 of the proceeds from the additional financing may be used to reduce amounts outstanding under TERA’s credit facility with Bank One, NA, provided that the maturity of that facility is extended to a date no earlier than January 31, 2006 and that, pursuant to the additional financing, the Guarantors are provided additional security in the form of a pledge of the capital stock of DNA-CS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warrants of the TERA and DNA-CS. TERA and DNA-CS hereby represents and warrants to Guarantors as follows:

(a) Corporate Existence and Good Standing. Each is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the it owns real property or conducts such business, where the failure to maintain such good standing or authorization is reasonably expected to have a materially adverse effect on its business, operations or financial or other condition, or could materially adversely affect its ability to perform its obligations under this Agreement.

(b) Authorization and Validity. This Agreement and Related Documents have been duly authorized by all necessary corporate action, and each has been duly executed and delivered by TERA and DNA-CS and each is valid, binding and enforceable against the TERA and DNA-CS in accordance with its terms except as may be limited by bankruptcy or insolvency laws and similar laws affecting creditor rights generally and by generally and by general principles of equity.

(c) No Conflict; Government Consent; Title to Assets; No Liens. Neither the execution and delivery of this Agreement and Related Documents, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the terms hereof or thereof under the circumstances contemplated hereby or thereby will conflict with, are prohibited by or will contravene, violate or constitute a breach of or a default under the Amended and Restated Certificate of Incorporation or By-Laws of TERA or DNA-CS or constitute on the part of the TERA or DNA-CS a material breach of or a material default under any agreement or other instrument to which the either company is a party or any existing law, administrative regulation, or, to its knowledge, any court order or consent decree to which TERA or DNA-CS is subject, or by which any of its properties is bound.

5.2 Representations of Guarantors. Each Guarantor represents and warrants to the TERA and DNA-CS that he has full power and authority to execute and deliver this Agreement and the Related Documents, and that this Agreement and Related Documents are valid, binding and enforceable in accordance with their terms as they relate to such Guarantor, except as may be limited by bankruptcy and insolvency laws, and similar laws affecting creditors rights generally and by general principals of equity. Each Guarantor represents and warrants that he or she (a) has such knowledge and experience in financial and business matters that such Guarantor is capable of evaluating the merits and risks of his or her investment and has the financial ability to assume the monetary risk associated therewith; (b) is able to bear the complete loss of his or her investment; (c) has received such documents and information from the TERA or DNA-CS as such Guarantor has requested and has had the opportunity to ask questions of, and receive answers from, the TERA and DNA-CS and the terms and conditions of the offering of the Warrants and the Common Stock to be issued pursuant to the Conversion Rights and the Warrants and to obtain additional information; (d) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act; and (e) is not relying upon any statements or instruments made or issued by any person other than the TERA or DNA-CS in making a decision to invest in the Shares.

ARTICLE VI
AFFIRMATIVE AND NEGATIVE COVENANTS

Section 6.1 Conduct of Business. The TERA and DNA-CS covenant and agree that each shall remain duly incorporated, validly existing and in good standing as a domestic corporation in the State of Delaware, will not voluntarily dissolve without first discharging its obligations under this Agreement.

Section 6.2 Pledge of Assets. The Companies will not pledge any assets, other than in relation to January Loan Agreement, the October Loan Agreement and the July Loan Agreement, without the express written consent of the Guarantors. Should the intellectual property of DNA-CS not be included in the security provided to the Bank pursuant to the January Loan, DNA-CS and TERA will grant to the Guarantors a security interest in such intellectual property.

ARTICLE VII
COVENANTS

Section 7.1 Successors and Assigns. This Agreement shall be binding upon each party and their respective successors, heirs and assigns.

Section 7.2. Notices. All notices, requests and demands to or upon the respective parties shall be in writing (including by facsimile) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile, when sent and receipt has been confirmed, addressed as follows:

If to Guarantors:	to the addresses as indicated on Schedule I

If to the Company:	TeraForce Technology Corporation

Attn.: Herman M. Frietsch, Chairman & CEO
1240 East Campbell Road
Richardson, Texas 75081
Telecopier: (469) 330-4999

Any entity entitled to receive notice hereunder may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 7.3. Amendment. This Agreement may be amended, modified or discharged only upon an agreement in writing of TERA, DNA-CS and each of the Guarantors.

Section 7.4. Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Guarantors to exercise any remedy now or hereafter existing at law or in equity or by statute, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Agreement should be breached by any party and thereafter waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

Section 7.5. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 7.6. Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement, or any part thereof. In particular, this section means (among other things) that TERA and DNA-CS do not agree or intend to pay, and Guarantors do not agree to contract for, charge, collect, take, reserve or receive (collectively referred to herein as “charge or collect”), any amount in the nature of interest or in the nature of a fee for anything construed to be a loan, which would in any way or event (including demand, prepayment, or acceleration) cause Guarantors to charge or collect more for entering into this Agreement than the maximum amount Guarantors would be permitted to charge or collect by federal law or the laws of the State of Texas. Any such excess interest or unauthorized fee shall, instead or anything stated to the contrary, be applied first to reduce the principal balance of the loan, if any, and when the principal has been paid in full, refunded to the Companies.

Section 7.7. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

This Agreement has been signed by the Company as of the date first above written.

TERA:
TeraForce Technology Corporation

By:/s/ Robert P. Capps

Robert P. Capps, Executive Vice President

DNA-CS:
DNA Computing Solutions, Inc.

By:/s/ Robert P. Capps

Robert P. Capps, Executive Vice President

GUARANTORS:

/s/ Richard E. Bean

Richard E. Bean /s/ Robert E. Garrison II Robert E. Garrison II

/s/ Steven A. Webster

Steven A. Webster

/s/ James Hawkins

James Hawkins

/s/ Peter Badger

Peter Badger

/s/ John Styles

John Styles

/s/ Donald Campbell

Donald Campbell

Schedule I
Guarantors

				Proportionate
		Guarantor’s		Share of
Name	Address	Percentage	Warrants	Loan Maximum

	P.O. Box 35068
	Houston, TX 77235
Richard E. Bean	Fax: (713) 551-0427	18.18%	1,250,000	$100,000

	600 Travis
	Suite 3000
Robert E. Garrison	Houston, TX 77030
II	Fax: (713) 993-4677	18.18%	1,250,000	$100,000

	14701 St.
	Mary’s Lane Suite
	800
	Houston, Texas 77079
Steven A. Webster	Fax: (281) 558-3011	18.18%	1,250,000	$100,000

	P.O. Box 8216
	Waco, TX 76714
James Hawkins	Fax: (254) 761-2951	18.18%	1,250,000	$100,000

	600 Travis
	Suite 3100
	Houston, TX 77030
Peter Badger	Fax: (713) 993-4606	18.18%	1,250,000	$100,000

	2200 Southwest Frwy
	Suite 500
	Houston, TX 77098
John Styles	Fax: (713) 383-9549	4.55%	312,500	$25,000

	323 Tamerlaine
	Houston, TX 77024
Donald Campbell	Fax: (713) 827-1191	4.55%	312,500	$25,000